CONSTRUCTION MANAGEMENT SERVICES AGREEMENT

THIS AGREEMENT is entered into as of the 1st day of February 2024, by and between Makerstar Capital, Inc. (“Construction Manager”), and CSRE Properties Dalton, LLC (“Owner”) (this “Agreement”).

WHEREAS, Owner is an owner and operator of data center facilities; and

WHEREAS, Construction Manager specializes in sourcing, developing, building, and selling data center facilities; and

WHEREAS, Construction Manager, through its affiliates, was the prior owner of certain real property and assets, including construction contracts (individually and collectively, the “Construction Contract”) with Felker Construction Co., Inc. and Dalton Service Co. (individually and collectively, the “Contractor”), for the construction of a 15 MW data center facility on Howell Drive, in Whitfield County, Georgia (the “Project”); and

WHEREAS, under separate transactions, including a Purchase and Sale Agreement and a Membership Interest Purchase Agreement of this same date, both of which are incorporated herein by reference, Owner, directly and through its affiliates, has purchased the real property and assets and is assuming the Construction Contract for the Project; and

WHEREAS, Owner desires to engage Construction Manager to manage the Project, including, but not limited to, overseeing the build-out, Project safety, tracking of delivery and deployment of fixtures, equipment and materials from the current state of the Project to final completion, together with the provision of all necessary services and to prepare deliverables that are described in the scope of services and to ensure the construction of the Project meets or exceeds the minimum specifications, standards and requirements set forth in Exhibit A (collectively, the “Services”) in connection with the Project; and

WHEREAS, Construction Manager is willing to perform the Services for Owner, subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.
Services

a.
Construction Manager agrees to perform for Owner the Services set forth herein and in Exhibit A and to ensure that the construction meets or exceeds the minimum specifications and standards set forth herein and in Exhibit A, which is attached hereto and incorporated by reference, and includes the usual and customary construction phase services. Exhibit A is attached solely for the purpose of describing the Services to be performed by Construction Manager and setting forth certain minimum specifications and standards to which the construction must meet or exceed. In the event of a conflict between this Agreement and Exhibit A, this Agreement shall govern and control. Construction Manager may subcontract some of the Services to be performed by Construction Manager; provided, however, Construction Manager must obtain Owner’s advance written consent before subcontracting Services, and Construction Manager shall remain responsible for all Services, whether performed by Construction Manager or by a subcontractor or consultant to Construction Manager.

b.
Construction Manager shall provide and furnish all labor, materials, and equipment necessary for complete and full performance of the Services. Construction Manager shall provide the Services in accordance with the terms of this Agreement, including any exhibits attached hereto.

c.
Construction Manager shall submit to Owner a schedule for the performance of its Services, which shall be subject to Owner’s approval. Once approved by Owner, the schedule shall be attached to this Agreement as Exhibit B and Construction Manager shall be obligated to perform its Services in accordance with the schedule, which may only be modified by a writing executed by both parties. Owner shall be entitled to recover from Construction Manager any additional costs that Owner incurs relating to Construction Manager’s or Contractor’s failure to perform the Services in accordance with the approved schedule.

d.
Construction Manager shall comply with all laws, statutes, ordinances, regulations, codes, and orders of local authorities applicable to the Services, including, but not limited to, all federal, state and local occupational, safety, and health acts.

e.
Construction Manager shall be responsible for initiating, maintaining, and supervising all safety precautions and programs in connection with the performance of the Services. Construction Manager shall pay or contest all fines levied against Owner, Construction Manager or Contractor caused by or resulting from Construction Manager’s, Contractor’s, or any of their respective subcontractor’s or subconsultant’s failure to comply with any safety rules, regulations, laws, ordinances, orders, or standards. If Construction Manager fails to pay or contest such fines, Owner may, upon written notice to Construction Manager, pay the same and deduct such amount from monies due or to become due to Construction Manager.

f.
If Owner wishes to change the scope of Services or wishes to obtain additional Services, Owner shall notify Construction Manager and provide a description of such changed or additional Services. After receipt of such notice, Construction Manager shall provide to Owner a Change Order Request identifying the increase or decrease, if any, to the Compensation (as defined below) and the impact, if any, on the approved schedule associated with the performance of the changed or additional Services. If Owner agrees with the Change Order Request, Owner and Construction Manager shall execute a Change Order stating their agreement upon the scope of the changed or additional Services, the amount of the adjustment, if any, to the Compensation, and the extent of the adjustment, if any, to the schedule associated with the changed or additional Services. If Owner and Construction Manager cannot agree on the terms of a Change Order, then Owner shall issue a Change Directive. Upon receipt of a Change Directive, Construction Manager shall promptly proceed with performance of the changed or additional Services.

Construction Manager shall not be entitled to compensation of any kind for changed or additional Services unless such Services are authorized by Owner in writing before Construction Manager commences the performance of such Services. Construction Manager shall not be entitled to any additional compensation for Services made necessary by any fault or omission of Construction Manager, Contractor, or any of their respective subcontractors or subconsultants to perform the duties, responsibilities, or obligations under this Agreement. Notwithstanding anything herein to the contrary, Owner reserves the exclusive right to direct changes to the Contractor’s Work or services and issue change orders directly to the Contractor at Owner’s sole discretion and without additional compensation to the Construction Manager.

g.
Construction Manager shall, in the performance of the Services, only employ or use labor capable of working harmoniously with all trades, crafts and any other individuals associated with the Project. Construction Manager shall take reasonable measures to minimize the likelihood of any strike, work stoppage or other disturbance and shall work diligently to resolve in a timely manner any such events that should occur. These measures shall be taken without additional compensation from Owner.

h.
Owner has acquired the underlying Construction Contract with Contractor pursuant to a separate transaction and or may also be or become a party to agreements with design professionals, contractors, and other consultants that Owner believes are necessary for the Project. Construction Manager shall (a) cooperate and work with Contractor and all such design professionals, contractors, and other consultants to the extent necessary for the performance of the Services or for the benefit of the Project, (b) coordinate the information shown in Construction Manager’s documents with the Contractor, design documents of other architects, contractors, fabricators, suppliers and consultants, and (c) coordinate the approved schedule for the performance of the Services with the overall Project schedule.

2.
Compensation and Payment.

a.
As compensation for the Services, Owner shall pay to Construction Manager $3,435,00.00 (Three Million, Four Hundred Thirty-Five Thousand Dollars) (the “Total Payment”) less an offset of all amounts paid by Owner in connection with the Project, including, without limitation: (1) the amounts paid by Owner to the Contractor, or any other trade, supplier, fabricator, design professional or third-party engaged in connection with the Project, the costs of any permits, testing or inspections, or taxes, the additional labor, materials, fixtures and equipment purchased, and any other costs or expenses reasonably anticipated to have been a cost that an entity in the position of Owner would have paid to fully complete and turn-over the Project by the Completion Date; (2) tax payments relating to the underlying real or personal property and any sales and use taxes relating to the assets purchased under the Real Estate Purchase Agreement or the Membership Interest Purchase Agreement, if any, which would have arisen prior to the date of this Agreement; and (3) any other offset for any other rights and remedies Owner or its affiliates are entitled to against Construction Manager or its affiliates pursuant to any other agreement or transaction document, at law, in equity, or otherwise, including, without limitation, the Real Estate Purchase Agreement or the Membership Interest Purchase Agreement (collectively, the “Offset Amounts”) (the “Total Payment” less the “Offset Amounts” is referred to herein as the “Compensation”).

b.
Provided Construction Manager has complied with its obligations under this Agreement and the Work conforms with the requirements set forth herein and is completed and ready for use and occupancy for its intended purposes by the Completion Date, and subject to the Offset Amounts, the Compensation shall be payable to Construction Manager in three payments as follows:

i.
$2,935,000.00 (Two Million Nine Hundred and Thirty-Five Thousand and 00/100 Dollars) after issuance of the Certificate of Substantial Completion and within thirty (30) days of Owner’s receipt of Construction Manager’s first application for payment as set forth herein (the “First Payment”);
ii.
$250,000.00 (Two Hundred and Fifty Thousand and 00/100 Dollars) within thirty (30) days of Owner’s receipt of Construction Manager’s second application for payment as set forth herein (the “Second Payment”); and
iii.
$250,000.00 (Two Hundred and Fifty Thousand and 00/100 Dollars) within thirty (30) days of issuance of the Final Certificate of Completion as set forth herein (the “Final Payment”).

c.
Under no circumstance shall the amounts paid by Owner or for which Owner may be liable in connection with the Project exceed the Total Payment amount. Construction Manager agrees to be solely responsible and liable to Owner for all Offset Amounts in excess of the Total Payment. To the extent Owner intends to withhold any amount from its payments to Construction Manager, Owner shall provide advance written notice to Construction Manager identifying the amount of and basis for the withholding. In the event the Offset Amounts, Liquidated Damages and/or any other damages or costs to which Owner may be entitled pursuant to this Agreement or at law exceed the Total Payment amount, Construction Manager shall not be entitled to any Compensation or payment hereunder, and Construction Manager shall pay to Owner the difference within thirty (30) days of Construction Manager’s receipt of Owner’s accounting and demand for payment.

d.
Construction Manager shall be responsible for payment of all its contractors and consultants, of any tier, without reimbursement from Owner other than as set forth in this Agreement.

e.
Construction Manager’s acceptance of the Compensation pursuant to this Agreement shall release Owner from all claims, demands and causes of action arising out of or relating to this Agreement and the Services, except for those that have been previously identified by Construction Manager in writing and confirmed in a writing executed by both parties as unresolved as of the time of payment.

3.
Period of Performance and Payment.

a.
This Agreement shall take effect on the date set forth above and shall terminate upon final payment to Construction Manager following Final Completion of all Services unless the Agreement is terminated earlier pursuant to Paragraph 10. Any Services provided by Construction Manager before the date set forth above shall nevertheless be subject to and governed by the terms of this Agreement.

b.
Time is of the essence with this Agreement, and Construction Manager shall complete the Services within the period specified in the approved schedule described in Paragraph 1(c), which in no event shall exceed the overall Completion Date as defined herein.

c.
Substantial Completion. “Substantial Completion” for purposes of this Agreement shall mean the stage in the progress of the Work when the Project is sufficiently complete in accordance with this Agreement and the Contract Documents so that Owner can occupy or utilize the Project for its intended use, meets or exceeds the minimum specifications and standards set forth in Exhibit A, and a Certificate of Occupancy and all other approvals required under applicable permits have been issued by governmental authorities with jurisdiction over the Project. Substantial Completion shall be achieved no later than (i) the next date of Bitcoin halving or (ii) April 12, 2024, whichever is earlier (the “Completion Date”).

d.
In the event Construction Manager shall fail to progress the Work or fall behind schedule at any time, for any reason, such that there exists reasonable cause that the Completion Date may not be met, or as otherwise reasonably requested by Owner, Construction Manager shall develop and deliver a recovery plan to Owner with a recovery schedule and a program describing the additional manpower, overtime, material expediting, re-sequencing of the Work and other steps Construction Manager and the Contractor shall take to meet the Completion Date. If Construction Manager fails to do so or Owner reasonably determines that the Completion Date may not be met, Owner reserves the right, in Owner’s sole discretion, to direct the Contractor or others to undertake any such recovery efforts and include the costs of such efforts as Offset Amounts reducing the Total Payment, except that Owner agrees to pay additional overtime costs to Contractor that Owner may approve and direct up to a maximum of $250,000.00 (Two Hundred and Fifty Thousand Dollars). No approval or consent by Owner of any plan for re-sequencing or acceleration of the Work submitted by Contractor, or Owner direction to the Contractor or others to undertake any recovery efforts, shall constitute a waiver by Owner of any other rights or remedies pursuant to this Agreement, including, without limitation, the assessment of Liquidated Damages.

e.
When Construction Manager considers that the Work, or a portion thereof which Owner agrees to accept separately, is substantially complete, Construction Manager shall prepare and submit to Owner a comprehensive list of items to be completed or corrected prior to final payment. Failure to include an item on such list does not alter the responsibility of the Construction Manager to ensure completion of all Work in accordance with this Agreement and the Contract Documents.

f.
Upon receipt of Construction Manager’s list, Owner will inspect to determine whether the Work or designated portion thereof is substantially complete. If Owner’s inspection discloses any item, whether or not included on Construction Manager’s list, which is not sufficiently complete in accordance with this Agreement and the Contract Documents, including any of the minimum specifications or standards, or that so Owner can occupy or utilize the Work or designated portion thereof for its intended use, Construction Manager shall complete or correct such item upon notification by Owner. In such case, Construction Manager shall then submit a request for another inspection by Owner to determine Substantial Completion.

g.
When the Work or designated portion thereof is substantially complete to Owner’s satisfaction in accordance with the Contract Documents and a Certificate of Occupancy and all other approvals required under applicable permits have been issued by governmental authorities with jurisdiction over the Project, Owner will issue a Certificate of Substantial Completion that will establish the date of Substantial Completion; establish responsibilities of Owner and Construction Manager for security, maintenance, heat, utilities, damage to the Work and insurance; and fix the time within which Construction Manager shall finish all items on the list accompanying the Certificate.

h.
First Payment. At any time after issuance of the Certificate of Substantial Completion, Construction Manager may submit an application for payment to Owner for the First Payment together with a Partial Release of Liens and Claims in the form attached as Exhibit C executed by Construction Manager, and Final Releases of Liens and Claims in the form attached as Exhibit D executed by Contractor and all subcontractors and suppliers and such other documentation as Owner may reasonably require. Provided Construction Manager has complied with its obligations under this Agreement, within thirty (30) days of Owner’s receipt of Construction Manager’s first application for payment and the required releases of liens and claims, proper in form and substance, Owner shall make the First Payment to Construction Manager less all Offset Amounts, Liquidated Damages and withholdings. With prior written notice to Construction Manager, the First Payment may be further adjusted by Owner for any Work that is incomplete or not in accordance with the requirements of this Agreement and the Contract Documents or as otherwise reasonably determined to protect Owner’s commercial interests.

i.
Second Payment. Provided Construction Manager diligently proceeds with completion of the punch list items in accordance with this Agreement and the terms and schedule agreed to by Owner or as set out in the Certificate of Substantial Completion, within thirty (30) days after Construction Manager’s receipt of the First

Payment, Construction Manager may submit an application for payment to Owner for the Second Payment together with such other documentation as Owner may reasonably require. Provided Construction Manager has complied with its obligations under this Agreement, within thirty (30) days of Owner’s receipt of Construction Manager’s second application for payment, proper in form and substance, Owner shall make the Second Payment to Construction Manager less any additional Offset Amounts, Liquidated Damages and withholdings. With prior written notice to Construction Manager, the Second Payment may be further adjusted by Owner for any Work that remains incomplete or not in accordance with the requirements of this Agreement and the Contract Documents or as otherwise reasonably determined to protect Owner’s commercial interests.

j.
Final Completion and Final Payment. “Final Completion” for purposes of this Agreement shall mark the ultimate conclusion of the Project and be the date on which all Work has been fully and finally completed, and all punch list items, deficiencies, and outstanding obligations of Construction Manager or Contractor have been addressed, rectified and finished in accordance with this Agreement and all requirements of the Contract Documents to Owner’s satisfaction and approval, not to be unreasonably withheld and all required close-out documentation has been submitted to Owner. Neither Final Payment nor any remaining retained amounts shall become due until Construction Manager submits to Owner (1) an affidavit that payrolls, bills for materials and equipment, and other indebtedness connected with the Work for which Owner or Owner’s property might be responsible or encumbered have been paid or otherwise satisfied, (2) a certificate evidencing that insurance required by the Contract Documents to remain in force after Final Payment is currently in effect, (3) all record drawings, as-built documents, O&M manuals and warranty materials applicable to the Work, (4) documentation of any special warranties, such as manufacturers’ warranties or specific Contractor or subcontractor warranties, (5) Final Releases of Liens and claims in the form attached as Exhibit D executed by Construction Manager, and (6) such other documentation as Owner may reasonably require or other data establishing payment or satisfaction of obligations, liens, claims, security interests, or encumbrances arising out of the Project, to the extent and in such form as may be reasonably designated by Owner. If Contractor or any subcontractor or consultant refuses to furnish a release or waiver required by Owner, Construction Manager may furnish a bond satisfactory to Owner to indemnify the Owner Indemnified Parties against such lien, claim, security interest, or encumbrance. If a lien, claim, security interest, or encumbrance remains unsatisfied after payments are made, Construction Manager shall refund to Owner all money that Owner may be compelled to pay in discharging the lien, claim, security interest, or encumbrance, including all costs and reasonable attorneys’ fees.

k.
Upon receipt of Construction Manager’s notice that the Work is ready for final inspection and acceptance and upon receipt of a final application for payment together with all close-out documentation required as a condition precedent to Final Payment, Owner will make such inspection. When Owner finds the Work acceptable under this Agreement and the Contract Documents and the Agreement fully performed, Owner will notify Construction Manager and issue a Final Certificate for Payment. Within thirty (30) days of the issuance of a Final Certificate for Payment, Owner shall make Final Payment to Construction Manager less any additional Offset Amounts, Liquidated Damages and withhholdings. With prior written notice to Construction Manager, the Final Payment may be further adjusted by Owner for any Work that remains incomplete or not in accordance with the requirements of this Agreement and the Contract Documents or as otherwise reasonably determined to protect Owner’s commercial interests.

l.
Liquidated Damages. Construction Manager understands that if Substantial Completion is not achieved by the Completion Date (as defined above), Owner will suffer damages that are difficult to determine and accurately specify. Therefore, Construction Manager agrees that if Substantial Completion is not achieved by the Completion Date, Construction Manager shall pay to Owner as liquidated damages, and not as a penalty, the sum of $20,000.00 (Twenty Thousand Dollars) for each calendar day after the Completion Date until Substantial Completion is achieved. Owner shall have the right to withhold or offset from payments otherwise due to Construction Manager or any of its affiliates, or otherwise charge Construction Manager, any liquidated damages assessed pursuant to this Section.

m.
Partial Occupancy or Use. Owner, at its sole discretion, may occupy or use any completed or partially completed portion of the Project at any stage when such portion is designated by separate agreement with Construction Manager, provided such occupancy or use is authorized by public authorities having jurisdiction over the Project. Such partial occupancy or use may commence whether or not the portion is substantially complete, provided Owner and Construction Manager have accepted in writing the responsibilities assigned to each of them for payments, retainage, if any, security, maintenance, heat, utilities, damage to the Work and insurance, and have agreed in writing concerning the period for correction of the Work and commencement of warranties required by the Contract Documents. In the event Owner elects to occupy or use any completed or partially completed portion of the Project and Work is continuing on remaining portions of the Project past the Completion Date, the daily Liquidated Damages amount set forth herein shall be reduced by a percentage proportional to the overall percentage of the building Owner has and agrees to accept useful occupancy and possession of, and shall continue from the date of Owner’s agreement and acceptance at that rate for each subsequent day until Substantial Completion of the Project is achieved. By way of example only, if Owner, in its sole discretion, elects to occupy or use 50% of the Project that is designated as substantially complete and authorized as such, Liquidated Damages for the remaining Work shall be assessed at $10,000.00 (Ten Thousand Dollars) (50% of the daily $20,000.00 Liquidated Damages) for each calendar day thereafter until Substantial Completion of the full Project is achieved. Partial occupancy or use of a portion or portions of the Work shall not constitute acceptance of Work not complying with the requirements of this Agreement or the Contract Documents. Consent of Owner to partial occupancy or use shall not be unreasonably withheld. The stage of the progress of the Work shall be determined by written agreement between Owner and Construction

Manager or, if no agreement is reached, at Owner’s reasonable discretion subject to Construction Manager’s ability to assert a claim for a final determination after Final Completion of the Project.

n.
In the event Construction Manager’s performance of its obligations under this Agreement is delayed due to causes beyond Construction Manager’s and Owner’s control, including, but not limited to, acts of God or public enemy, governmental authority of any nature, fires, strikes, floods, epidemics, abnormal weather, war, or riot (“Force Majeure Events”), then the time for performance hereunder shall be extended a period of time equivalent to the duration of the delay that is approved by Owner in writing, and Construction Manager shall not be liable for any damage to Owner resulting from such delay; provided, however, that Construction Manager shall promptly notify Owner of such delay in writing, and shall use all reasonable efforts to mitigate any adverse consequences from the Force Majeure Event causing the delay. The extension of time described herein shall be Construction Manager’s sole remedy for delays caused by Force Majeure Events, and Owner shall not be liable for any additional payments to or damages of Construction Manager for delays caused by Force Majeure Events.

4.
Contractual Status. In performing the Services under this Agreement, Construction Manager shall operate as, and have the status of, an independent contractor and shall not act as, or be, an agent or employee of Owner, and has no power to bind Owner or to assume any obligations or liabilities on behalf of Owner. Construction Manager shall not represent to any person that it has any such authority.

5.
Construction Manager’s Standard of Care.

a.
Construction Manager represents that all Services provided pursuant to this Agreement: (a) will conform with the terms of this Agreement; (b) will be performed in a good, skillful, and workmanlike manner and meet or exceed the minimum specifications and standards set forth herein and in Exhibit A; (c) will be performed by the proper number of experienced, skilled, and licensed personnel, qualified by education and/or experience to perform their assigned tasks; and (d) will be performed as expeditiously as is consistent with such skill and care and the orderly progress of the Project and so as to not delay the overall Project schedule. Construction Manager accepts the relationship of trust and confidence established between Construction Manager and Owner under this Agreement and agrees to perform the Services consistent with that degree of professional skill and care that is customarily provided by similar professionals or Construction Managers practicing in similar localities under similar circumstances. Construction Manager shall perform its Services in the most expeditious and economical manner that is consistent with the interests of Owner and the applicable standard of care.

b.
Construction Manager shall be responsible for the quality, technical accuracy and completeness of all Services furnished and documents or deliverables prepared pursuant to this Agreement and the Work performed by the Contractor. Construction Manager understands that Owner will be relying upon the accuracy, competence and completeness of the Services and all documents and deliverables prepared by Construction Manager.

c.
Construction Manager represents that it possesses the professional and technical expertise and is properly qualified, registered and, where required, licensed to perform the Services under this Agreement.

d.
Except with the Owner’s knowledge and written consent, Construction Manager shall not engage in any activity, or accept any employment, interest or contribution that would reasonably appear to compromise the Construction Manager’s judgment with respect to the Project.

e.
All deliverables, including, but not limited to documents and reports, to be prepared in connection with the Services shall be technically correct. Any plans, drawings or specifications that, under applicable law, require the seal of a professional architect or engineer, shall be sealed by an architect or engineer duly licensed under the laws of the state in which the Project is located.

f.
Construction Manager shall retain all Project related documents and information it receives, and Owner shall have access to the documents and information. Construction Manager shall transmit the documents and information to the Owner at Final Completion or upon Owner’s request.

6.
Indemnification

a.
To the fullest extent permitted by law, Construction Manager shall defend, indemnify and hold harmless Owner, CleanSpark, Inc., and their respective affiliated companies, and all of their respective directors, officers, agents, members and employees (individually and collectively, the “Owner Indemnified Parties”) from any claims, damages, suits, liens, costs or expenses, including, but not limited, reasonable expert witnesses’ and attorneys’ fees, to the extent arising out of or resulting from the negligence, intentional misconduct, gross negligence or breach of the Agreement (including, but not limited to, any failure to timely perform under their respective agreements) by Construction Manager, Contractor, or any of their respective subcontractors or subconsultants, or employees or agents of any of them in connection with performance of the Services described in this Agreement and completion of the Project; provided, however, the indemnification obligation set forth in this Paragraph shall not apply in the case of claims arising from the sole negligence of an indemnified party.

b.
Construction Manager shall be responsible for all damages and expenses on account of or related to injuries, including disease or death, to or of any of its employees or agents, or those of Contractor, or any of their respective subcontractors or subconsultants, while on the premises of Owner or performing any part of the Services, and Construction Manager shall defend, indemnify, and hold harmless the Owner Indemnified Parties from all claims, damages, suits, costs, or expenses, including, but not limited to, reasonable expert witnesses’ and attorneys’ fees, that may arise in relation to, as a result of, or as a consequence of such injuries, disease or death.

c.
The provisions of this Paragraph 6 are not limited by the provisions of any insurance program and/or policy maintained by or on behalf of Construction Manager (including, but not limited to, any Worker’s Compensation Insurance) or by any limitation on amount or type of compensation payable by or for Construction Manager, Contractor, or any of their respective subcontractors or subconsultants under any workers’ compensation acts, disability benefit acts, or other employee benefit acts.

d.
Construction Manager shall perform its obligations under this Paragraph 6 at no additional cost or expense to Owner. The provisions of this Paragraph 6 shall survive the completion of the Services hereunder or the expiration, cancellation or termination of this Agreement.

7.
Deficient Services. In addition to and not in limitation of any other rights and remedies of Owner in connection with the Services, Construction Manager agrees to re-perform and to correct at its sole expense any Services performed by Construction Manager pursuant to this Agreement that fail to comply with the requirements of this Agreement, including any exhibits hereto, and to re-perform and to correct any Services that fail to meet or conform with the standard of care that Construction Manager has accepted pursuant to Paragraph 5 or any of the minimum specifications and standards set forth in Exhibit A. Construction Manager shall reimburse Owner for, or, at Owner’s sole discretion, Owner may offset against any amounts otherwise due to Construction Manager for, any additional costs that may be incurred by Owner relating to Construction Manager’s failure to properly perform the Services required by this Agreement.

8.
Insurance. Construction Manager shall, at its own cost and expense, procure and maintain, in full force and effect, at all times during the term of this Agreement, the insurance specified in Exhibit E. All insurance shall be placed with insurers acceptable to Owner and licensed to do business in the state where the Services under this Agreement are to be performed. No acceptance by Owner of any Certificate of Insurance required hereunder shall constitute or be construed as a waiver by Owner of the insurance requirements of this Agreement, the compliance with which shall be the sole responsibility of Construction Manager. Construction Manager’s failure to maintain the insurance required by this Agreement shall be deemed a material breach by Construction Manager.

a.
The policies required by this Paragraph shall include endorsements specifying that the coverage afforded by them is, and shall be, primary to any coverage available to Owner or other additional insureds on a non-contributory basis.

b.
All policies of insurance required under this Paragraph 8, except for Worker’s Compensation and Professional Liability Insurance, shall name the following as additional insureds thereunder: Owner, CleanSpark, Inc., and their respective affiliated companies, members, directors, officers, agents, representatives and employees.

9.
Confidentiality.

a.
Construction Manager agrees that it, its employees, subcontractors, subconsultants and agents shall not, during or at any time after the term of this Agreement, directly or indirectly publish or disclose to any third party any information of any kind or nature acquired, derived or in any way arising out of Construction Manager’s Services performed for Owner, without the prior written authorization of Owner. This provision shall survive the termination or expiration of this Agreement.

b.
Construction Manager shall hold in trust and confidence all information obtained directly or indirectly in or through the files or records of Owner, or disclosed in connection with the Services provided under this Agreement, and shall disclose and utilize such information only in connection with and to the extent necessary for the performance and completion of the Services.

10.
Termination.

a.
Owner may terminate this Agreement for Owner’s convenience, without cause of any kind, by providing written notice to Construction Manager. In such event, Construction Manager, as its sole and exclusive remedy, shall be entitled to receive any Compensation that may be due to it under the terms of this Agreement, if any after all offsets and expenses to which Owner is entitled as set forth herein, for that portion of the Services actually and properly completed in accordance with the terms of this Agreement prior to the date of the notice of termination. In no event shall Construction Manager be entitled to any other payments or damages from Owner, including, but not limited to, overhead, profit or fees on Services not performed.

b.
In the event Construction Manager materially breaches the terms of this Agreement, Owner, in addition to any other rights and remedies provided by the Agreement or by law, shall have the right to terminate this Agreement for cause. In that event, Owner shall provide fourteen (14) days’ prior written notice to Construction Manager. Absent a cure by Construction Manager within such period, the termination for cause shall be deemed effective, entitling Owner to withhold any payments that might otherwise have been due to Construction Manager and to recover from Construction Manager all direct and consequential damages arising out of or relating to Construction Manager’s failure to perform or breach of the Agreement. If any termination of Construction Manager for cause is later determined to have been improper, the termination shall automatically convert to a termination for convenience under subparagraph (a) hereof.

11.
Dispute Resolution. Claims, disputes or other matters in question between the parties to this Agreement arising out of or relating to this Agreement or the breach thereof shall be resolved through litigation in a court of competent jurisdiction in the county where the Project is located. In the event of litigation, THE PARTIES WAIVE THEIR RIGHT TO A

JURY TRIAL. To the extent the underlying Construction Contract or any other contract or agreement pertaining to the Project includes a different dispute resolution provision, Construction Manager consents to resolve any claims, disputes or other matters in question between the parties to this Agreement arising out of or relating to this Agreement or the breach thereof through the forum and in the jurisdiction specified in the Construction Contract or such other contract or agreement, at Owner’s sole election.

12.
Audit and Inspection of Records. Owner reserves the right to inspect, copy and audit the records of Construction Manager, Contractor, and any of their respective subcontractors or subconsultants (“Construction Manager’s Records”) in connection with all matters related to this Agreement to evaluate compliance of Construction Manager, Contractor and/or any of their respective subcontractors or consultants with governmental and legal requirements, as well as requirements of the Agreement. Owner shall also have the right to examine and audit Construction Manager’s Records, if necessary, to permit adequate evaluation of cost and pricing data related to Change Directives, along with the computations and projections used therein.

13.
Work for Hire.

a.
Construction Manager agrees that all writings, works of authorship (including any software, program codes and any documentation), notes, schedules, reports and memoranda produced, developed or authored by Construction Manager during the course of performing Services for Owner (collectively, the “Writings”) are “works for hire” and the property of Owner, including, but not limited to, any copyrights pertaining thereto. Construction Manager further agrees to include and enforce such provisions in contracts with any subcontractors or subconsultants and contracts of employment of individuals engaged in the performance of Services for Owner as shall be necessary to ensure the exclusivity of ownership provided for herein. This provision shall survive the termination of this Agreement for any reason.

b.
Construction Manager acknowledges and agrees that the Project is the property of Owner and Construction Manager may not use: (i) any Project-related studies, reports, analyses, drawings, specifications, guidelines or plans (“Work Product”) for any purpose not relating to the Project; or (ii) Owner’s name or logo, without Owner’s prior written consent. Upon completion of the Services, or if this Agreement is terminated by Owner before completion of the Services, Construction Manager shall submit to Owner two (2) full and complete reproductions of Construction Manager’s Work Product, including, but not limited to, as applicable, copies of the data files generated by Construction Manager’s word processing, REVIT modeling or computer aided design (“CAD”) facilities in native and *.PDF format on CD or DVD. All such reproductions shall be the property of Owner, which may use them without Construction Manager’s permission for any proper purpose relating to the Project, including additions to or completion of the Project, or any subsequent planning, development, design or construction work with respect to the Project, whether or not Construction Manager is employed to provide further services in connection therewith.

14.
Proprietary Rights Indemnification. Construction Manager shall defend, indemnify and hold harmless the Owner Indemnified Parties from and against any and all damages, costs, losses, liability and expenses (including, but not limited to, reasonable expert witnesses’ and attorneys’ fees) and any other liability of Owner or any Owner Indemnified Parties to third parties arising out of or in connection with a claim that the Services rendered or any documentation provided by Construction Manager hereunder infringes upon any trade secret, copyright, trademark, patent, or other proprietary or contractual right of any third party.

15.
Notice. Any notice, request or other communication to either party by the other as provided for herein shall be given in writing, sent by first-class mail, return receipt requested or by overnight courier, and shall be deemed given upon actual receipt by the addressee. Notices shall be addressed as follows:

If to Owner:

Leighton Koehler

General Counsel

CleanSpark

10624 S. Eastern Ave. A-638

Henderson, NV 89052

lkoehler@cleanspark.com

If to Construction Manager:

Alex Wang

COO

Makerstar Capital, Inc.

4 Park Plaza, Ste 1230
Irvine, CA 92614

Either party may change the recipient or address for receiving notices upon written notice to the other party.

16.
Permits. Construction Manager shall obtain all permits, licenses, or notifications required by local, county, state, or federal agencies for the Services described in this Agreement or the underlying Construction Contract with Contractor.

17.
Emergencies. In an emergency affecting the safety of persons or property, where it is impracticable for Construction Manager to obtain immediate authorization from Owner, Construction Manager shall act, at its discretion, to prevent threatened damage, injury, or loss.

18.
Laws and Regulations. At all times during the performance hereunder, Construction Manager and its employees and representatives shall comply with, and Construction Manager shall cause Contractor, and their respective subcontractors and subconsultants to comply with, all applicable federal, state and local laws, ordinances, statutes, codes, standards, rules, regulations and orders presently in effect and becoming effective during the performance of Services hereunder and with Owner’s rules and regulations and shall be responsible as set forth in this Agreement for all consequences including, but not limited to, paying all fines and penalties that may arise because of noncompliance of Construction Manager, Contractor, or any of their respective subcontractors or subconsultants with such requirements.

19.
Discharge of Liens. If Contractor or any of Construction Manager’s or Contractor’s subcontractors, subconsultants, or suppliers, of any tier, file a lien against the Project, Construction Manager shall, within seven (7) days of receipt of notice from Owner, cause any such liens to be released by procuring and recording a bond or otherwise arranging for the removal of the lien. If Construction Manager does not cause the lien to be released and discharged or removed, Owner shall have the right to pay all sums necessary to obtain such a release and discharge, and to cause the costs it incurs in doing so (including reasonable attorneys’ fees) to be paid by Construction Manager or offset against any amounts owed to Construction Manager. Construction Manager shall indemnify, defend, and hold harmless the Owner Indemnified Parties from all claims, losses, demands, and causes of action or suits of whatever nature arising out of any such lien. Construction Manager’s obligation to indemnify in this Paragraph 19 shall be in addition to Construction Manager’s obligations to indemnify set forth elsewhere in this Agreement.

20.
Cumulative Remedies. Owner’s rights and remedies provided herein are cumulative and are in addition to and not in substitution for any other rights and remedies pursuant to any other agreement, guarantee or transaction document, at law, in equity, or otherwise. Notwithstanding anything to the contrary in this Agreement or any other agreement, guarantee or transaction document, and without prejudice to any other right or remedy Owner has or may have (whether under this Agreement, any other agreement, guarantee or transaction document, at law, in equity or otherwise), if Owner or any affiliate of Owner has any claim for damages against Construction Manager or any affiliate of Construction Manager, or is entitled to indemnification, offset, setoff, or any other amount under any other agreement, guarantee or transaction document with Construction Manager or any affiliate of Construction Manager, including, without limitation, the Real Estate Purchase Agreement and/or the Membership Interest Purchase Agreement, Owner, in its sole discretion, may elect to recover such damages, liabilities, indemnification or other such amounts by seeking cash directly from Construction Manager pursuant to this Agreement, or by setting off such amounts against the Total Payment or any other liability that Owner owes to Construction Manager under this Agreement, regardless of whether any such liability is matured or unmatured, liquidated or unliquidated.

21.
Waiver. Any waiver by either party of any provisions or conditions of this Agreement shall not be construed or deemed to be a waiver of any other provisions or conditions of this Agreement, nor a waiver of a subsequent breach of the same provision or condition, unless such waiver be expressed in writing by the party to be bound.

22.
General.

a.
Modification - This Agreement constitutes the entire agreement between the parties and supersedes all prior representations, understandings or agreements between the parties, whether oral or written, concerning the subject matter hereof. This Agreement or any part hereof may not be changed, amended or modified, except by written agreement of the parties as signed by the duly authorized representatives of both parties.

b.
No Assignment - This Agreement and the obligations hereunder may not be assigned or transferred by Construction Manager.

c.
Contractors and Consultants - Owner reserves the right to approve in advance any Contractor or consultant, of any tier, or any other sub-professional of Construction Manager to be used in the performance of Services hereunder.

d.
Governing Law - This Agreement shall be governed by and construed in accordance with the laws of the state in which the Project is located.

e.
Severability - If any part of this Agreement is determined to be invalid, illegal or unenforceable, as written or applied, such determination shall not affect the validity, legality or enforceability of any other part of this Agreement; and the remaining parts shall be enforced as if such invalid, illegal, or unenforceable part were not contained herein and to the fullest extent permitted by law.

f.
Headings - The headings contained herein are inserted for convenience of reference only and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

g.
Counterparts - This Agreement may be executed simultaneously or in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same Agreement. Facsimile, photocopy, PDF, or other copied signatures shall be considered as original signatures for all purposes.

23.
Exhibits. The following Exhibits are attached to and made a part of this Agreement:

EXHIBIT “A” – Scope of Services

EXHIBIT “B” – Schedule

EXHIBIT “C” – Partial Waiver and Release of Liens and Claims

EXHIBIT “D” – Final Waiver and Release of Liens and Claims

EXHIBIT “E” – Certificate of Insurance

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives or agents as of the day and year first hereinabove written.

CSRE Properties Dalton, LLC

By: /s/ Zachary Bradford
Name, Title: Zachary Bradford
CEO of CleanSpark Inc. as Manager

Makerstar Capital, Inc.

By: /s/ Steven Yan
Name, Title: Steven Yan, CEO